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                                                              EXHIBIT (h)(38)(a)

BLACKROCK DISTRIBUTORS, INC. LOGO

AIG American General
2929 Allen Parkway, A30-25
Houston, Texas 77019
                                  May 11, 2007

         Re:      BlackRock Variable Series Funds, Inc.

         As you know, BlackRock, Inc. ("BlackRock") and Merrill Lynch Investment Managers, the asset management business of Merrill Lynch & Co., Inc. ("Merrill Lynch") combined businesses on September 29, 2006 (the "Transaction") to form a new asset management company operating under the name BlackRock, Inc.

         Prior to the Transaction, your firm may have had agreements with FAM Distributors, Inc. (formerly Merrill Lynch Funds Distributors, Inc., previously Princeton Funds Distributor, Inc.) ("FAMD"), FAM Variable Series Funds, Inc., (formerly Merrill Lynch Variable Series Funds, Inc.) (the "Fund") and/or Merrill Lynch Investment Managers, L.P. (formerly Merrill Lynch Asset Management, L.P. pursuant to which you provided certain services for the Fund).

         As a result of the Transaction, if FAM Distributors was a party to the agreement then all rights, duties and obligations arising under the agreement were effectively assigned to BlackRock Distributors, Inc., general distributor for the BlackRock Funds, as of September 29, 2006 (the 'Transaction Date") and will now govern your relationship with the Fund. If FAM Variable Series Funds, Inc. was a party to the agreement, then the Fund has changed its name to BlackRock Variable Series Funds, Inc., as of the Transaction Date. You should have received a supplement to the prospectus informing you of this change. If Merrill Lynch Investment Managers, L.P. was a party to the agreement then all rights, duties and obligations arising under the agreement were effectively assigned to BlackRock Advisors, LLC as of the Transaction Date.

         We will also be proposing specific amendments to your agreements which you should expect to receive shortly. These amendments will formalize the various changes to your agreements.

         I hope you find this information useful. Should you have any questions about this letter or your agreement, please feel free to contact
_______________________ or _____________________.

BlackRock Distributors, Inc.
760 Moore Road
King of Prussia, PA 19406
Attn: _________________

                                        Sincerely,


A MEMBER OF THE PNC FINANCIAL SERVICES GROUP
BlackRock Distributors, Inc.
760 Moore Road   King of Prussia   Pennsylvania   19406

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BLACKROCK DISTRIBUTORS, INC. LOGO

To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

Agreed and Accepted:


AIG Life Insurance Company                 BlackRock Distributors, Inc.
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Signature:                                 Signature:
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Name:                                      Name:
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Title:                                     Title:
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A MEMBER OF THE PNC FINANCIAL SERVICES GROUP
BlackRock Distributors, Inc.
760 Moore Road   King of Prussia   Pennsylvania   19406